Lihua International Reports Record Second Quarter 2011 Financial Results

Record Quarterly Revenue of $167 Million, a Year-over-Year Increase of 121%

Gross Profit Increases 35%, Net Income Up 45% and EBITDA Up 42%

Reiterates Full-Year 2011 Guidance:
Gross Profit of $81-83 million and Net Income of $53-55 million

DANYANG, CHINA — August 9, 2011 — Lihua International, Inc.(NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum (“CCA”) wire, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights
•	Sales increased 121% year-over-year to $167.0 million.

•	Gross profit increased 35% year-over-year to $19.6 million.

•	Net income increased 45% to $14.4 million, or $0.48 per diluted share, compared with $9.9 million, or $0.34 per diluted share in the second quarter of 2010.

•
Non-GAAP net income1 was $13.2 million, or $0.44 per diluted share, a 46% increase, compared with $9.0 million, or $0.31 per diluted share in the second quarter of 2010. Non-GAAP net income excludes gains related to the change in fair value and extinguishment of warrants of $1.2 million and $0.9 million, for the second quarters of 2011 and 2010, respectively.

•	EBITDA increased 42% year-over-year to $18.5 million. 2

•	Strong balance sheet with $98.7 million in cash and cash equivalents, or $3.28 per diluted share, as of June 30, 2011, compared with $90.6 million as of December 31, 2010.

•	Cash flow from operations of $11.4 million, compared with cash flow from operations of $9.1 million in the second quarter of 2010.

•	Reaffirms full-year 2011 guidance of $81-83 million gross profit and non-GAAP net income of $53-55 million, representing year-over-year growth of 30.4-33.7% and 32.2-37.2%, respectively.

1
Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

2
EBITDA is a non-GAAP measurement. Lihua defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

Second Quarter 2011 and Recent Business Highlights

•
On August 4, 2011, received independent verification of cash balances of $90.6 million, $90.7 million and $98.7 million as of December 31, 2010, March 31, 2011 and June 30, 2011, respectively, following a review by John Lees Associates, a Hong Kong-based consulting firm specializing in forensic accounting and due diligence. The Board of Directors engaged John Lees Associates on July 18, 2011 to conduct this independent review, which was supervised by the Company’s Audit Committee.

•
In June 2011, Lihua received its Environmental Import License from the Ministry of Environmental Protection of the People's Republic of China (PRC). This license, along with the Scrap Metal Import License from the General Administration of Quality Supervision, Inspection and Quarantine of the PRC received in November 2010 enables Lihua to begin purchasing and importing scrap copper directly from overseas suppliers.

•	Placed initial scrap copper import orders with overseas suppliers in June 2011.

•	Continued purchasing shares under previously announced stock repurchase program. As of June 30, 2011, Lihua had purchased 264,047 shares at an average price of $8.05 per share.

•
In May 2011, Mr. Jianhua Zhu, Lihua’s founder, Chairman and Chief Executive Officer began purchasing Lihua shares on the open market through Magnify Wealth, an affiliated entity. As of June 30, 2011, Mr. Zhu had purchased 125,000 shares.

•	Construction of the new facility in Danyang remains on track. The Company expects to launch production at the new facility by early October.

•
Partnered with Shanghai Electric Cable and Wire Research Institute, a highly respected research and standards organization on the research, development and marketing of new CCA and wire products for applications including power transmission and distribution.

•	Partnered with the Beijing Modern Research Institute of Recycling Economy to establish a joint R&D center focused on the development of new copper recycling processes and technologies.

“Our financial results for the second quarter represent further acceleration of our business with continued growth across our primary operating metrics including revenue, gross profit, net income and cash flow from operations,” said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua. “Demand for our products continues to be robust across all of our end markets, evidenced by our 121% year-over-year revenue growth. Copper anode sales continued to ramp in the second quarter, reaching over $73 million. We have achieved significant sales growth with this product since its introduction in the third quarter of last year and we expect an even more substantial contribution from copper anode once we launch our new refined copper manufacturing facility, planned for the beginning of fourth quarter, which will double overall refined copper capacity to 100,000 metric tons per year and triple copper anode production capacity to 75,000 metric tons annually.

Lihua International, Inc.

“In addition to our operational and financial achievements, we continue taking steps to better position Lihua for even greater accomplishments in the future. Late in the second quarter, we received our environmental import license, completing the final step required to begin directly importing scrap copper from overseas suppliers. This license is expected to significantly improve our raw materials procurement capabilities, supporting both gross profit and gross margin expansion. We also remain committed to extending our leadership position in the copper industry through continued innovation. Our recently announced agreement with the Shanghai Electric Cable and Wire Research Institute is expected to result in the development of new CCA and wire products targeting energy transmission and other high-conductivity applications. We believe that the market for these products will be sizeable, given the cost advantages of CCA over pure copper and the significant investment expected in China’s power grid over the next several years. We are proud of our achievements during the first half of the year and remain keenly focused on the continued growth of our business and the advancement of China’s copper industry.”

Second Quarter 2011 Financial Results

Sales for the second quarter of 2011 increased 121% to $167.0 million, compared with sales of $75.5 million in the second quarter of 2010. The increase in sales was primarily attributable to increased sales of CCA and copper wire products, as well as copper anode, which was launched in August 2010.  The wire products and copper anode have generated sales of $93.5 million and $73.5 million, respectively, in the second quarter of 2011. This compares with CCA and Copper wire sales of $68.3 million, and copper rod sales of $7.2 million, respectively, in the second quarter of 2010.

Gross profit for the second quarter of 2011 was $19.6 million, up 35% from gross profit of $14.5 million for the second quarter of 2010. As a percentage of total sales, gross margin declined to 11.8% in the second quarter of 2011, from 19.2% for the same period last year, primarily due to the continued shift in product mix toward refined copper products, which carry lower gross profit margins than Lihua’s wire products, but have a much higher return on invested capital due to a significantly reduced production cycle, as well as a sharp increase in copper price. During the second quarter of 2011, the average copper price was RMB69,474 per ton, compared with RMB56,160 per ton from the same period last year, reflecting an increase of 23.7% year-over-year.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2011 were $2.0 million, compared with $2.1 million in the same period in 2010. The improvement in SG&A was related to a decline in general & administrative expenses due to improved production efficiency and greater G&A leverage, partially offset by higher professional fees related to Sarbanes-Oxley compliance and other public company expenses, as well as an increase in selling expenses associated with the expansion of the Company’s business.

Interest expense for the second quarter of 2011 was $49,000, compared with $40,000 for the second quarter of 2010. The increase was attributable to an increase in interest rates in China.

For the three months ended June 30, 2011, the provision for income tax expense was $4.6 million, compared with $3.4 million for the three months ended June 30, 2010. The effective tax rate for the second quarter of 2011 was 24.2%, compared to 25.5% for the second quarter of 2010.

Lihua International, Inc.

Net income for the second quarter of 2011 was $14.4 million, or $0.48 per share, based on 30.1 million weighted average diluted shares outstanding, compared with net income of $9.9 million, or $0.34 per share, based on 29.3 million weighted average diluted shares outstanding during the same period in 2010.

Non-GAAP net income for the second quarter of 2011 was $13.2 million or $0.44 per diluted share, an increase of 46%, compared with non-GAAP net income of $9.0 million, or $0.31 per diluted share, for the second quarter of 2010. Non-GAAP net income for both periods excludes change in fair value of warrants and gain on extinguishment of warrant liabilities.

EBITDA for the three months ended June 30, 2011 increased 42% to $18.5 million, compared with $13.0 million for the same period in the prior year.

Balance Sheet

As of June 30, 2011, Lihua had $98.7 million, or $3.28 per diluted share in cash and cash equivalents, compared with $90.6 million as of December 31, 2010.  As of June 30, 2011, Lihua had total debt of $2.3 million, associated with short-term bank loans used for working capital purposes, and working capital of $145.0 million.

Outlook

Lihua expects 2011 gross profit to be between $81.0 million and $83.0 million, and non-GAAP net income between $53.0 million and $55.0 million, representing year-over-year growth of 30.4%-33.7% and 32.2%-37.2%, respectively. The Company expects that 2011 growth will be largely the result of continued strong demand in China for recycled copper and copper alternatives in the household appliance, consumer white goods and infrastructure markets.

Lihua’s 2011 financial projections assume one quarter of production and sales contribution from its new copper recycling facility, which is currently under construction and due to commence production at the beginning of fourth quarter 2011.

Mr. Zhu added, “We achieved a great deal strategically, operationally and financially in the first half of the year, including a major milestone event in securing our scrap copper import license, which is expected to have a meaningful impact on our gross profit and net income beginning next year.  Moreover, we remain on track for another milestone in the second half of the year, with the launch of production at our new copper recycling facility.  In addition, we are taking steps to further increase transparency and improve financial controls, evidenced by the recent announcement of independent verification by the Audit Committee of our reported cash balances for the last three quarters. We remain dedicated to growing our business, maintaining credibility both within our industry and among investors and building shareholder value. We are excited about what the future holds for Lihua and confident in our ability to achieve these goals.”

Lihua International, Inc.

Conference Call and Webcast

Management of Lihua International will host a conference call today, Tuesday, August 9, 2011 at 8:00 a.m. Eastern time to discuss the second quarter 2011 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 toll free in the U.S. and Canada, or 1-480-629-9665 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:
http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through August 16, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4461056. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "EBITDA Calculation" below.

Lihua International, Inc.

Non-GAAP Net Income Calculation
	For Three Months Ended June 30,
	2011	2010
Net income	$14,366,076	$9,898,292
Change in fair value of warrants	-1,179,151	-888,975
Gain on extinguishment of warrant liabilities	-26,531
Non-GAAP Net Income	13,160,394	9,009,317

EBITDA Calculation

	For Three Months Ended June 30,
	2011	2010
Net income	$14,366,076	$9,898,292
Depreciation and amortization	666,894	515,421
Share-based compensation expense	120,793	101,336
Gain on extinguishment of warrant liabilities	-26,531
Change in fair value of warrants	-1,179,151	-888,975

Interest income	-136,941	-61,065
Interest expenses	49,014	40,288
Provision for income tax	4,591,447	3,388,056
EBITDA	18,451,601	12,993,353

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and pure copper products. Current product offerings include CCA and copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Lihua International, Inc.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$98,729,038	$90,609,340
Bills receivable, net	-	528,576
Accounts receivable, net	23,811,515	32,973,704
Prepayments for raw material purchases	23,594,404	-
Other receivables and current assets	548,468	21,967
Prepaid land use right – current portion	394,350	211,499
Deferred income tax assets	149,849	127,317
Inventories	17,845,910	16,155,862
Total current assets	165,073,534	140,628,265
OTHER ASSETS
Property, plant and equipment, net	18,021,183	18,189,255
Construction in progress	7,344,878	916,782
Prepaid land use right – long-term portion	18,604,728	18,546,744
Intangible assets	1,897	3,547
Total non-current assets	43,972,686	37,656,328
Total assets	$209,046,220	$178,284,593

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,317,819	$2,264,937
Accounts payable	8,692,421	6,012,035
Other payables and accruals	3,044,274	3,186,174
Due to a related party	140,000	-
Income taxes payable	4,727,549	4,981,383
Warrant liabilities	1,145,000	8,682,441
Total current liabilities	20,067,063	25,126,970
Total liabilities	20,067,063	25,126,970

STOCKOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,032,450 and 29,385,326 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	3,003	2,938
Additional paid-in capital	78,312,835	71,251,843
Treasury stock, at cost, 264,047 shares and nil, as of June 30, 2011 and December 31, 2010, respectively	(2,126,597)	-
Statutory reserves	8,869,528	7,556,187
Retained earnings	92,655,810	67,091,089
Accumulated other comprehensive income	11,264,578	7,255,566
Total stockholders' equity	188,979,157	153,157,623
Total liabilities and stockholders' equity	$209,046,220	$178,284,593

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenue	$167,012,527	$75,502,350	$303,943,623	$138,723,052

Cost of goods sold	(147,365,064)	(61,002,044)	(267,388,087)	(12,401,462)

Gross profit	19,647,463	14,500,306	36,555,536	26,321,590

Selling expenses	(668,366)	(570,420)	(1,191,402)	(1,021,297)
General and administrative expenses	(1,339,062)	(1,484,893)	(2,912,374)	(2,778,496)

Income from operations	17,640,035	12,444,993	32,451,760	22,521,797

Other income (expenses):
Interest income	136,941	61,065	270,046	94,416
Interest expenses	(49,014)	(40,288)	(70,480)	(69,458)
Gain on extinguishment of warrant liabilities	26,531	-	87,255	135,369
Change in fair value of warrants	1,179,151	888,975	2,554,252	2,234,829
Other income (expenses)	23,879	(68,397)	99,830	(68,397)

Total other income (expenses), net	1,317,488	841,355	2,940,903	2,326,759

Income before income tax	18,957,523	13,286,348	35,392,663	24,848,556

Provision for income tax	(4,591,447)	(3,388,056)	(8,514,601)	(6,093,706)

Net income	14,366,076	9,898,292	26,878,062	18,754,850

Other comprehensive income:
Foreign currency translation adjustment	2,344,495	698,345	4,009,012	746,801

Total comprehensive income	$16,710,571	$10,596,637	$30,887,074	$19,501,651

Earnings per share
Basic	$048	$0.35	$0.90	$0.70
Diluted	$0.48	$0.34	$0.89	$0.68

Weighted average number of shares outstanding
Basic	29,872,934	28,484,091	29,865,896	26,625,272
Diluted	30,111,142	29,326,571	30,200,087	27,477,388

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,878,062	$18,754,850
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,289,649	1,009,020
loss on disposal of fixed assets		123,182
Share-based compensation	267,074	201,953
Gain on extinguishment of warrant liabilities	(87,255)	(135,369)
Change in fair value of warrants	(2,554,252)	(2,234,829)
Deferred income tax benefits	(19,351)	59,020
(Increase) decrease in assets:
Accounts receivable	9,826,535	(6,112,822)
Bills receivable	535,170	-
Prepayments for raw material purchases	(23,343,711)	-
Other receivables and current assets	(525,338)	274,600
Trade receivable from a related company	-	(228,887)
Inventories	(1,298,889)	2,232,887
Increase (decrease) in liabilities:
Accounts payable	2,513,027	2,382,124
Other payables and accruals	(430,361)	446,769
Income taxes payable	(366,207)	1,693,808
Net cash provided by operating activities	12,684,153	18,466,306

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(506,313)	(1,067,485)
Addition to construction in progress	(6,120,004)	-
Net cash used in investing activities	(6,626,317)	(1,067,485)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of common stock, net of expenses of $2,430,489	-	32,069,517
Release of restricted cash related to private placement	-	575,000
Repurchase of common stock	(2,126,597)	-
Proceeds from a related party	140,000	-
Proceeds from exercise of warrants	1,898,049	2,450,000
Net cash (used in) provided by financing activities	(88,548)	35,094,517

Foreign currency translation adjustment	2,150,410	491,718

INCREASE IN CASH AND CASH EQUIVALENTS	8,119,698	52,985,056
CASH AND CASH EQUIVALENTS, at the beginning of the period	90,609,340	34,614,838

CASH AND CASH EQUIVALENTS, at the end of the period	$98,729,038	$87,599,894

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Share-based compensation to employees and directors	$267,074	$201,953
Issue of common stock to settle warrant liabilities, net of cash received	4,895,934	4,766,160

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$70,480	$69,458
Cash paid for income taxes	$8,835,772	$4,340,878